IR Contact: Ed Job, CFA ph: (646)213-1914 ed,job@ccgir.com

New Generation Biofuels Completes $1.5 Million Private Placement

LAKE MARY, FLORIDA, March 4, 2009 – Renewable fuels provider New Generation Biofuels Holdings, Inc. (NASDAQ: NGBF), announced today that it has closed a $1.5 million private placement of its common stock and warrants. Jesup & Lamont’s San Francisco investment banking division acted as the placement agent in connection with the financing.

The Company agreed to sell 1,907,500 shares of its common stock in the offering at a price of $0.80 per share.  The closing price of our common stock on the Nasdaq Capital Market on the day before the closing, March 2, 2009, was $0.73 per share.  Each investor in the offering also received a warrant exercisable for a number of shares of our common stock equal to the number of shares purchased by each investor at an exercise price of $0.90 per share, for total of 1,907,500 shares exercisable under the warrants.  In addition, the Company exchanged new warrants at an exercise price of $1.00 per share with investors that participated in our 2008 private placement of Series B Convertible Preferred Stock and warrants and that invested a specified amount in this offering. Under this exchange, we reissued warrants to purchase a total of 97,792 shares.  The warrants are exercisable at any time after the six month anniversary of the issue date but prior to the fifth anniversary of the issue date, either for cash or by means of a “cashless exercise.”  The Company also agreed to certain antidilution adjustments that would result in the issuance of additional shares or reduction in warrant exercise prices if, within the next fifteen (15) months, the Company issues in a financing transaction common stock or convertible securities with a purchase price or conversion price less than $0.80 per share or warrants with an exercise price less than $0.90 per share.   The Company agreed to take steps to allow investors to sell their shares under Rule 144 but did not enter into any registration rights agreements in connection with the offering.

            “We are extremely pleased to be able to complete this transaction during a very difficult time in the capital markets,” stated Cary J. Claiborne, Chief Financial Officer of New Generation, “Access to capital is of key importance in our mission to efficiently commercialize this new class of biofuels.”

About New Generation Biofuels Holdings, Inc.

New Generation Biofuels is a development stage renewable fuels provider. We hold an exclusive license for North America, Central America and the Caribbean to commercialize proprietary technology to manufacture alternative biofuels from vegetable oils and animal fats that we market as a new class of biofuel for power generation, commercial and industrial heating and marine use.  We believe our proprietary biofuel can provide a lower cost, renewable alternative energy source with significantly lower emissions than traditional fuels. Our business model calls for establishing direct sales from manufacturing plants that we may purchase or build and sublicensing our technology to qualified licensees.

About Jesup & Lamont Inc.

Established in 1877, Jesup & Lamont has an extensive history on Wall Street, with its origins encompassing such successes as providing brokerage services to Standard Oil and raising capital for the construction of Rockefeller Center. Jesup & Lamont, through its two wholly owned brokerage subsidiaries, offers full service broker-dealer services through its approximately 300 retail brokers in over 30 offices nationwide and institutional sales offices in New York, San Francisco, Boston, Boca Raton and Orlando. The Company's Jesup & Lamont Securities Corporation subsidiary also publishes proprietary research on several industries including Aerospace/Defense, Alternative Energy and Life Sciences/Healthcare and offers comprehensive investment banking service

Forward Looking Statements

This news release contains forward-looking statements. These forward-looking statements concern our operations, prospects, plans, economic performance and financial condition and are based largely on our current beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. The risks and uncertainties related to our business include all the risks attendant a development stage business in the volatile energy industry, including, without limitation, the risks set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2008 and September 30, 2008.